Exhibit (18)
Rule 18(f)-3 Multi Class Plan adopted by the Board of Trustees of the Registrant on August 21, 1995

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                                MUTUAL FUND GROUP

                           RULE 18f-3 MULTI-CLASS PLAN


         I.       Introduction.

                  Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares of the underlying investment funds of Mutual Fund Group (the "Trust") that issues multiple classes of shares (the "Multi-Class Funds"). In addition, this Rule 18f-3 MultiClass Plan (the "Plan") sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges and other shareholder services of each class of shares in the Multi-Class Funds.

                  The Trust is an open-end series investment company registered under the 1940 Act the shares of which are registered on Form N-1A under the Securities Act of 1933 (Registration Nos. 33-14196 and 811-5151). Upon the effective date of this Plan, the Trust hereby elects to offer multiple classes of shares in the Multi-Class Funds pursuant to the provisions of Rule 18f-3 and this Plan. This Plan does not make any material changes to the class arrangements and expense allocations previously approved by the Board of Trustees of the Trust pursuant to the exemptive order issued by the Securities and Exchange Commission to the Trust under Section 6(c) of the 1940 Act on July 17, 1990 (1940 Act Release No. 17590).

                  The Trust currently consists of the following fifteen separate
Funds: the U.S. Government Income Fund, the Balanced Fund, the Equity Income Fund, the Bond Fund, the Short-Term Bond Fund, the Growth and Income Fund, the Capital Growth Fund, the International Equity Fund, the Global Fixed Income Fund, the IEEE Balanced Fund, the Small Cap Equity Fund, the Southeast Asian Fund, the Japan Fund and the European Fund.

                 Each of the following Funds is a Multi-Class Fund, authorized to issue the following classes of shares representing interests in the same underlying portfolio of assets of the respective Fund:

     (i) the U.S. Government Income Fund, Balanced Fund, International Equity Fund, Global Fixed Income Fund, Southeast Asian Fund, Japan Fund and European Fund are authorized to issue two classes of shares - Class A and Class B shares; and

     (ii) the Growth and Income Fund, Capital Growth Fund and Small Cap Equity Fund are authorized to issue Class A, Class B and Institutional Shares classes of shares.

         II.      Allocation of Expenses.

                  Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a Multi-Class Fund (i) any fees and expenses incurred by the Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1, and (ii) any fees and expenses incurred by the Trust under a shareholder servicing plan in connection with the provision of shareholder services to the holders of such class of shares. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses to a particular class of shares in a single Multi-Class Fund:

                  (i) transfer agent fees identified by the transfer agent as being attributable to such class of shares;

                  (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

                  (iii) blue sky registration or qualification fees incurred by such class of shares;

                  (iv) Securities and Exchange Commission registration fees incurred by such class of shares;

                  (v) the expense of administrative personnel and services (including, but not limited to, those of a fund accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

                  (vi) litigation or other legal expenses relating solely to such class of shares;

                  (vii) Trustees fees incurred as result of issues relating to such class of shares; and

                  (viii) independent accountants' fees relating solely to such class of shares.

                  The initial determination of the class expenses that will be allocated by the Trust to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Trustees and approved by a vote of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust. The Trustees will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

                  Income, realized and unrealized capital gains and losses, and any expenses of a Multi-Class Fund not allocated to a particular class of such Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

                  The Adviser, Distributor, Administrator and any other provider of services to the Mutual Fund Group Funds may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross subsidization between the classes.


         III.     Class Arrangements.

                  The following summarizes the front-end sales charges, contingent deferred sales charges, Rule 12b-1 distribution fees, shareholder servicing fees, exchange privileges and other shareholder services applicable to each class of shares of the Multi-Class Funds. Additional details regarding such fees and services are set forth in each Fund's current Prospectus and Statement of Additional Information.

                  A.       Class A Shares -

                           1. Initial Sales Load: 4.75% (of the offering price).

                           2.       Contingent Deferred Sales Charge:  None.

                           3. Rule 12b-1 Distribution Fees: 0.25% per annum of the average daily net assets.

                           4. Shareholder Servicing Fees: Up to 0.25% per annum of average daily net assets.

                           5. Exchange Privileges: Subject to restrictions and conditions set forth in the Prospectus, may be exchanged for Class A shares of any other Fund. Shares of Funds which are not Multi-Class Funds are deemed to be Class A shares for this purpose.

                           6. Other Shareholder Services: As provided in the Prospectus. Services do not differ from those applicable to Class B shares.

                  B.       Class B Shares -

                           1.       Initial Sales Load:  None.

                           2. Contingent Deferred Sales Charge: 5% in the first year, declining to 1% in the sixth year and eliminated thereafter.

                           3. Rule 12b-1 Distribution Fees:0.75% per annum of the average daily net assets.

                           4. Shareholder Servicing Fees: Up to 0.25% per annum of the average daily net assets.

                           5. Conversion Features: convert to Class A shares on the first business day of the month following the seventh anniversary of the original purchase,based on relative net asset values of the two classes. Shares acquired by the reinvestment of dividends and distributions are included in the conversion.

                           6. Exchange Privileges: May be exchanged for Class B shares of other Multi-class Funds.

                           7. Other Shareholder Services: As provided in the Prospectus. Services do not differ from those applicable to Class A shares.

                  C.       Institutional Shares Class -

                           1.       Initial Sales Load:  None.

                           2.       Contingent Deferred Sales Charge:  None.

                           3.       Rule 12b-1 Distribution Fees:  None.

                           4. Shareholder Servicing Fees: Up to 0.25% per annum of the average daily net assets.

                           5. Exchange Privileges: May be exchanged for Institutional shares of other Multi-class Funds at relative net asset value.

                           6. Other Shareholder Services: As provided in the Prospectus.


                   In no event will a class of shares have a conversion feature that automatically would convert shares of such class into shares of a class with a distribution arrangement that could be viewed as less favorable to the shareholder from the point of view of overall cost.

                  The implementation of the conversion feature is subject to the continuing availability of a ruling of the Internal Revenue Service, or of an opinion of counsel or tax advisor, stating that the conversion of one class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling or opinion is not available.

                  If a Fund implements any amendment to a Distribution Plan (or, if presented to shareholders, adopts or implements any amendment of a shareholder services plan) that the Board of Trustees determines would materially increase the charges that may be borne by the Class A Shareholders under such plan, the Class B Shares will stop converting to the Class A Shares until the Class B Shares, voting separately, approve the amendment or adoption. The Board of Trustees shall have sole discretion in determining whether such amendment or adoption is to be submitted to a vote of the Class B Shareholders. Should such amendment or adoption not be submitted to a vote of the Class B Shareholders or, if submitted, should the Class B Shareholders fail to approve such amendment or adoption, the Board of Trustees shall take such action as is necessary to: (1) create a new class (the "New Class A Shares") which shall be identical in all material respects to the Class A Shares as they existed prior to the implementation of the amendment or adoption; and (2) ensure that the existing Class B Shares will be exchanged or converted into New Class A Shares no later than the date such Class B Shares were scheduled to convert to Class A Shares. If deemed advisable by the Board of Trustees to implement the foregoing, and at the sole discretion of the Board of Trustees, such action may include the exchange of all Class B Shares for a new class (the "New Class B Shares"), identical in all respects to the Class B Shares except that the New Class B Shares will automatically convert into the New Class A Shares. Such exchanges or conversions shall be effected in a manner that the Board of Trustees reasonably believes will not be subject to federal taxation.


         IV.      Board Review.

                  The Board of Trustees of the Trust shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of a MultiClass Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of fees or expenses could be considered a cross-subsidization of one class by another, and other potential conflicts of interest between classes.

                  In making its initial determination to approve this Plan, the Trustees have focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest among classes (including those potentially involving a crosssubsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others deemed necessary by the Board.


Adopted effective August 21, 1995


                                                      C-12

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